Exhibit 4.27

PYXIS TANKERS INC.

Insider Trading Policy for Covered Persons

Introduction

Pyxis Tankers Inc. (together with its subsidiaries, the “Company”) has adopted an insider trading policy applicable to all directors, officers, employees and agents of the Company. In addition, the Company has adopted this Insider Trading Policy (this “Policy”) to promote compliance with applicable securities laws by the Company and all directors, officers, employees, agents or other stakeholders (“Covered Persons”) and their Related Persons (as defined below), in order to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with the Company. Questions regarding this Policy should be directed to the Company’s General Counsel and Secretary.

Policy

It is the Company’s policy to comply with all securities laws applicable to it, including laws relating to buying or selling securities in the Company. In the course of conducting the Company’s business, Covered Persons may become aware of material non-public information regarding the Company or other companies with which we do business (this “material non-public information” is further discussed below). Covered Persons and their Related Persons, for their own account or the account of another person, may not (i) buy or sell or try to buy and sell debt or equity securities of the Company or any other company or (ii) recommend or induce another person to do so, in each case while in possession of material non-public information obtained during the course of employment or other involvement with Company business, even if the decision to buy or sell would not be based upon the material non-public information.

In addition, entities such as trusts or foundations over which a Covered Person has control, may not buy or sell securities while the employee is in possession of such material non-public information. Any person that has material non-public information may not disclose that information to others, even to family members or other employees, except to Company personnel in connection with Company business matters and then only to those whose job responsibilities for the Company require the information.

This Policy will continue to apply to any Covered Person whose relationship with the Company terminates as long as the individual possesses material non-public information obtained in the course of employment or a relationship with the Company.

In addition, it is the Company’s policy that no Covered Person may enter into speculative transactions involving the Company’s securities, including, without limitation, trading in options, short sales, equity swaps or other derivative instruments.

Definition/Explanations

Who is an “Insider”? The concept of “insider” is broad. Any person who possesses material non-public information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., employees of the Company’s affiliated ship management company, their auditors, consultants or attorneys. While a person may not generally have access to material non-public information concerning the Company, such person may nevertheless have access to sensitive information regarding a discrete aspect of the Company’s business (e.g., a proposed material acquisition) and would be considered an insider so long as the information to which he or she has access remains material non-public information. The insider trading policy in the Company’s Code of Business Conduct and Ethics also applies to Covered Persons.

What is “Material” Information? The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security or related derivative securities. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Some examples of material information include:

●	unpublished financial results (including earnings estimates);
●	news of a pending or proposed company transaction;
●	significant new vessel developments;
●	developments in major litigation;
●	significant new contracts;
●	recapitalizations;
●	significant changes in corporate objectives;
●	change in control or a significant change in management;
●	news of a significant sale of vessel(s) or other assets;
●	changes in dividend policies; and
●	financial liquidity problems.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the Company’s General Counsel and Secretary.

What is “Non-Public” Information? Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react. Furthermore, the public dissemination of information may be only general in nature and thus an insider may still be deemed to possess material non-public information with respect to a matter that is publicly disclosed. When in doubt, please contact the Company’s General Counsel and Secretary, if available.

Generally, at least one full trading day following publication is a reasonable waiting period before such information is deemed to be public. Therefore, for example, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company securities starting on Tuesday of that week, because at least one full trading day would have elapsed by then (that is, all of Monday). As further examples, if the announcement is made on Monday after trading begins, employees may not trade in Company securities until Wednesday, and if the announcement is made on Friday after trading begins, employees may not trade in Company securities until Tuesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that trades be pre-cleared and that they occur during specified trading windows.

Who is a “Related Person”? For purposes of this Policy, a “Related Person” includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; corporations in which you either singly or together with other “Related Persons” own a controlling interest, trusts of which you are a trustee, settlor or beneficiary; estates of which you are an executor or beneficiary; or any other group or entity where the insider has or shares with others the power to decide whether to buy securities of the Company. A person’s parent, adult child or sibling may not be considered a Related Person (unless living in the same household), a parent, adult child or sibling may be a “tippee” for securities laws purposes. See below for a discussion on the prohibition on “tipping.”

Guidelines

Non-Disclosure of Material Non-Public Information. Material non-public information (“MNPI”) must not be disclosed to anyone, except appropriate persons within the Company or those third parties to whom the Company has authorized the provision of such information and it is in the normal course of the exercise of the employee’s duties to provide that kind of information, until such information has been publicly released by the Company consistent with the Company’s disclosure policies adopted from time to time.

Prohibited Trading in Company Securities. No Covered Persons or their Related Persons may place a purchase or sell order or recommend that another person place a purchase or sell order in the Company’s debt or equity securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, but excluding the exercise of options as described below) outside of a trading window (described below) or when he or she has knowledge of material information concerning the Company that has not been disclosed to the public (even if in a trading window). In addition, in some circumstances the Company’s directors and officers may be prohibited from trading in Company securities during any period when certain participants or beneficiaries of individual account plans (such as some pension fund plans) maintained by the Company are subject to a temporary trading suspension in the Company’s securities.

Recognition of Trading Responsibility. Prior to commencing any trade, all insiders agree and confirm that the trading window is open and they have no knowledge of MNPI.

“Tipping” Information to Others. Insiders may be liable for communicating or tipping material non-public information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them and individuals who trade on material non-public information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company’s policy that all Covered Persons are required to keep completely and strictly confidential all non-public information relating to the Company. Special care must be taken to protect and maintain the integrity of the Company’s information. For example, confidential and sensitive documents must not be left anywhere that might be in plain view of other employees of the Company or visitors. Discussions concerning material information relating to the Company should be undertaken discretely to ensure that they are not overheard by third parties.

Speculation Not Permitted. It is contrary to Company policy for Covered Persons to enter into speculative transactions in Company securities. This applies regardless of whether such persons possess material non-public information or would otherwise be free to purchase or sell Company securities. Covered Persons and their Related Persons may not trade in options (though are free to exercise options granted by the Company and sell underlying shares in a manner consistent with this Policy), warrants, puts and calls or similar instruments on Company securities or sell Company securities “short” or hold Company securities in margin accounts. In addition, Covered Persons and their Related Persons may not purchase financial instruments (including forward contracts, equity swaps, collars and similar derivative or other instruments) designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held directly or indirectly by the employee or director. This Policy is designed to encourage investment in the Company’s securities for the long term, on a buy and hold basis, and to discourage active trading or short-term speculation.

Covered Persons and their Related Persons are also prohibited from participating in discussions involving the Company, its business or its stock in online chat rooms, on blogs, or through social media applications and websites.

Trading in Securities of Other Companies. No Covered Person or Related Person may place purchase or sell orders or try to do so or recommend that another person place a purchase or sell order in the securities of another company (which includes instruments of the type listed in the first paragraph under “Speculation Not Permitted” above) if the person learns of material non-public information about the other company in the course of his or her service to, or employment with, the Company.

Trading Windows. Covered Persons and their Related Persons may only buy or sell Company securities in the public market during the period beginning one trading day after the release of the Company quarterly and fiscal year-end earnings announcement and continuing until the close of the market on the twenty-first (21st) day after the last day of the current fiscal quarter. This policy does not apply to the exercise of stock options other than “cashless exercises” and sales of stock purchased on exercise of options as described above. In addition, Covered Persons and their Related Persons should remember that even if the window is otherwise open they cannot trade if they are in possession of material non-public information.

From time to time, however, the Company, through the Company’s Chief Financial Officer or Chief Executive Officer, may close trading during a window period in light of developments that could involve MNPI. In these situations, the Company’s Chief Financial Officer or Chief Executive Officer will notify particular individuals that they should not engage in trading of Company securities (except as permitted under a pre-arranged trading plan as described below). If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the Company’s General Counsel and Secretary, if available, gives notice that the ban has been lifted.

Prohibition on Selling Stock After Leaving the Company. Covered Persons who were employees of the Company or their Related Persons and have left the employment of the Company but continue to be in possession of material non-public information about the Company may not trade in Company securities until that information has become public or is no longer material. Additionally, such Covered Persons are prohibited from selling Company Stock until ninety (90) days after such Covered Person leaves the Company unless such sale is pre-cleared.

Pre-arranged Trading Plans. Rule 10b5-1(c) of the U.S. Securities Exchange Act of 1934 provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Trading plans can be established for a single trade or a series of trades. The Company prefers that trading plans provide for trades quarterly during the window period.

It is important that the details of a trading plan be documented properly. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before relying on a trading plan as an affirmative defense against an insider trading charge. These requirements include that a person acts in good faith, does not modify trading instructions while in possession of material non-public information and does not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and the Company’s General Counsel and Secretary to be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.

All trading plans must be reviewed and approved by the Company’s General Counsel and Secretary, if available, before they are implemented. The Company’s General Counsel and Secretary shall determine the guidelines that all plans must meet in order to be considered for approval. These guidelines include the requirement that plans only be entered into during a window period (and that during such period the person not otherwise be in possession of material non-public information) and that they must include a 30-day waiting period thereafter before the first trade pursuant to the trading plan.

No Circumvention. No circumvention of this Policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this Policy. The short-term benefits to an individual cannot outweigh the potential liability that may result when an employee is involved in the illegal trading of securities. Potential harm to the individual and to the Company, whether financial, reputational or otherwise, is significant.

Penalties for Insider Trading

Penalties in the United States, where our stock is listed, for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and, potentially, their employers for failing to take appropriate steps to prevent illegal trading or tipping. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties include:

●	civil injunctions;
●	treble damages;
●	disgorgement of profits;
●	criminal penalties and jail sentences;
●	civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
●	civil fines for the employer or other controlling/supervisory person of up to the greater of US$1.0 million or three times the amount of the profit gained or loss avoided.

The penalties described above are in addition to civil penalties and sanctions that can be imposed by the Securities and Exchange Commission and the Department of Justice under other applicable federal laws, as well as state laws.

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Ultimately, the responsibility for adhering to this Policy and avoiding improper transactions rests with each individual exercising his or her best judgment.

Acknowledgment

All Covered Persons must certify in writing that they have read and intend to comply with the procedures set forth in this Policy. See Annex A. Additionally, your broker-dealer will need to sign a Broker Instruction and Representation Letter in the event you establish a pre-arranged trading plan.

Amendment; Waivers

The Board of Directors of the Company reserves the right to amend this Policy at any time. The Board of Directors of the Company, a committee of the Board, and, in some circumstances, their designees, may grant a waiver of this Policy on a case-by-case basis, but only under special circumstances.

May 26, 2022

ANNEX a

PYXIS TANKERS INC.

Acknowledgement of Policy

Pyxis Tankers Inc.

c/o Pyxis Maritime Corp.

K. Karamanli 59

Maroussi 15125 Greece

To the Board of Directors:

I acknowledge that I have read and understand the Pyxis Tankers Inc. Insider Trading Policy and agree to abide by its provisions.

Signature:	/s/ Henty P. Williams
Name (Please Print):	Henty P. Williams
Address:	1318 Lake Bend Ct
Indian River Shores, FL 32963
Email:	hwilliams @pyxistankers.com
Date:	5/26/22

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